Exhibit 10.7

INTELLECTUAL PROPERTY AGREEMENT

This Intellectual Property Agreement (“Agreement”) is entered into as of September 20, 2016 (the “Effective Date”), by and among (i) CLSIP LLC, a limited liability company organized and existing under the laws of Delaware, having an address at 2400 West Central Road, Hoffman Estates, IL 60192 (“CLSIP”), (ii) CBI Distributing Corp., a corporation organized and existing under the laws of Delaware, having an address at 2400 West Central Road, Hoffman Estates, IL 60192 (“CBI”), and (iii) each of the Other Claire’s Parties (as defined herein) identified on the signature pages hereof, each with an address at 2400 West Central Road, Hoffman Estates, IL 60192.

A. CLSIP and CBI are affiliated companies that share common ownership and control.

B. The Parties jointly own the US Claire’s Marks, with CBI owning an undivided 82.50% ownership interest in and to the US Claire’s Marks and CLSIP owning an undivided 17.50% ownership interest in and to the US Claire’s Marks.

C. CLSIP owns all right, title, and interest in and to the Licensed IP.

D. Subject to the terms and conditions of this Agreement, CBI and the Claire’s Parties wish to act as the sole and exclusive proprietors of Products and Services identified by the US Claire’s Marks during the Term and CLSIP has agreed to allow CBI and the Claire’s Parties to act as the sole and exclusive proprietors of Products and Services identified by the US Claire’s Marks during the Term in accordance with the terms and conditions of this Agreement.

E. Subject to the terms and conditions of this Agreement, CLSIP desires to grant to CBI (for CBI’s benefit and the benefit of the Other Claire’s Parties) and CBI desires to take a license to use the Licensed IP in connection with the Products and the Services and the operation of the Business in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties agree as follows:

1. Definitions. In this Agreement the following capitalized terms shall have the meanings specified in this Section 1.

1.1 “Business” shall mean the specialty retail business, including without limitation all brick-and-mortar and online retail activities, operated under the CLAIRE’S and ICING trademarks for young women, teenagers, “tweens” and children, as such is operated today and may be operated in the future.

1.2 “Business IP” shall mean all Intellectual Property Rights other than the Claire’s Marks, Icing Marks and Digital Licensed IP that is used or held for use by CBI or its affiliates in connection with the operation of the Business.

1.3 “CBI Claire’s Marks” shall mean an undivided 82.50% ownership interest in and to the US Claire’s Marks and all (i.e., 100%) right, title and interest in and to the Non-US Claire’s Marks.

1.4 “CBI Parties” shall mean CBI and its affiliates, and their successors, assigns or designees; in each case, specifically excluding CLSIP and CLSIP Holdings LLC.

1.5 “Claire’s Marks” shall mean the US Claire’s Marks and the Non-US Claire’s Marks.

1.6 “Claire’s Parties” shall mean Claire’s Stores, Inc., CBI, BMS Distributing Corp., Claire’s Boutiques, Inc., Claire’s Puerto Rico Corp., Claire’s Stores Canada Corp., and CSI Canada LLC, and their successors, assigns or designees. “Other Claire’s Parties” shall mean the Claire’s Parties other than CBI.

1.7 “Digital Licensed IP” shall mean the Domain Names and Mobile Application Agreement.

1.8 “Domain Name” shall mean the Internet domain names listed on Exhibit A.

1.9 “Icing Marks” shall mean the US Icing Marks and the Non-US Icing Marks.

1.10 “Intellectual Property Rights” shall mean any patent, trademark, service mark, tagline, trade dress, copyright, design, trade name, business name, domain name, any registration or application for registration for any of the foregoing, any related rights and any associated goodwill, database right, rights in inventions, know-how, trade secret, rights in confidential information, rights of publicity, moral rights, or any similar or equivalent rights in any part of the world, including the right to enforce and recover damages for the infringement or misappropriation of any of the foregoing, and all copies and tangible embodiments of the foregoing.

1.11 “Licensed IP” shall mean the US Icing Marks, Domain Names, and Mobile Application Agreement.

1.12 “Mobile Application Agreement” shall mean the Customer Agreement between CBI and PredictSpring, Inc., dated April 6, 2015, as amended from time to time, a copy of which is attached as Exhibit B, which was subsequently assigned by CBI to CLSIP Holdings and by CLSIP Holdings to CLSIP, and pursuant to which PredictSpring, Inc. licenses to CLSIP the mobile application marketed under the Claire’s Marks and used in connection with the Business.

1.13 “CLSIP Assignment” shall mean the Intellectual Property Assignment Agreement between CLSIP Holdings and CLSIP, dated as of the date hereof, pursuant to which the CLSIP IP was assigned by CLSIP Holdings to CLSIP.

1.14 “CLSIP Holdings” shall mean CLSIP Holdings LLC.

1.15 “CLSIP IP” shall mean the Licensed IP and CLSIP’s undivided 17.50% ownership interest in and to the US Claire’s Marks.

1.16 “Non-US Claire’s Marks” shall mean all marks covered by the registrations and applications for registration for the CLAIRE’S trademark or any variation of the CLAIRE’S trademark (including, but not limited, to any marks that include the word CLAIRE’S with other words), and all common law rights in the same and the associated goodwill, anywhere in the world outside of the United States, including any new variations of these marks that may be later adopted by the CBI Parties and used or registered outside of the United States, it being understood that the foregoing may relate to the same trademarks that are the subject of the federal registrations or applications for federal registration listed on Exhibit A and that are considered US Claire’s Marks.

1.17 “Non-US Icing Marks” shall mean all marks covered by the registrations and applications for registration for the ICING trademark or any variation of the ICING trademark, including any common law rights in the same and the associated goodwill, anywhere in the world outside of the United States, including any new variations of these marks that may be later adopted by the CBI Parties and used or registered outside of the United States, it being understood that the foregoing may relate to the same trademarks that are the subject of the federal registrations listed on Exhibit A and that are considered US Icing Marks.

1.18 “Parties” shall mean CLSIP and CBI.

1.19 “Products” shall mean cosmetics, bath products, body products, hair products, sunglasses, cell phone cases, jewelry, hand bags, wallets, clothing, accessories, bridal products, picture frames, stationary, linens, and other related goods, including without limitation all goods covered by the United States federal registrations or applications for federal registration for the US Claire’s Marks or US Icing Marks listed on Exhibit A and now or later sold in connection with the operation of the Business.

1.20 “Services” shall mean the manufacture, distribution, advertising, marketing and sale of the Products, retail services for the same conducted through all channels of trade, now known or later developed, and the promotion and operation of the Business and any services ancillary to those operations.

1.21 “Territory” shall mean the United States for the US Icing Marks and the world for the Digital Licensed IP.

1.22 “United States” shall mean all fifty states of the United States of America, the District of Columbia, and all other territories and possessions of the United States of America, including without limitation Puerto Rico and the US Virgin Islands.

1.23 “US Claire’s Marks” shall mean the CLAIRE’S marks covered by the United States federal registrations listed on Exhibit A, any existing variation of these marks as used in the United States, all common law rights in the United States to same, and the associated goodwill, and any new variations of these marks that may be later adopted by the Claire’s Parties and used or registered in the United States during the Term and Phase-Out Period (as defined below).

1.24 “US Icing Marks” shall mean the ICING marks covered by the United States federal registrations listed on Exhibit A, any existing variation of these marks as used in the United States and all common law rights in the United States to same, and the associated goodwill, and any new variations of these marks that may be later adopted by the Parties or any Other Claire’s Party and used or registered in the United States during the Term (as defined below); provided, however, that none of the foregoing includes the US Claire’s Marks or the Non-US Icing Marks.

2. License Grant to Licensed IP.

2.1 Subject to the terms and conditions of this Agreement, CLSIP grants to CBI for its benefit and the benefit of the Claire’s Parties an exclusive, transferrable, sub-licensable, royalty-bearing, license to: (a) use the US Icing Marks on the Products and in connection with the Services and otherwise in the operation of the Business in the United States; (b) use the Domain Names in connection with the Services and otherwise in the operation of the Business throughout the world; and (c) use the mobile application licensed pursuant to the Mobile Application Agreement in connection with the Services and in the operation of the Business throughout the world. The foregoing license shall be exclusive even as to CLSIP itself. For the sake of clarity, CLSIP shall be prohibited from directly using the Licensed IP itself or licensing others to use the Licensed IP in any way during the Term.

2.2 Each Claire’s Party may assign or sublicense its rights under the Agreement with the written approval of CLSIP, not to be unreasonably withheld or delayed, provided the Claire’s Party assumes liability for the acts/omissions of its assignees and sublicensees with respect to their operations pursuant to this Agreement, and the Claire’s Parties guarantee payment of the Fee (as defined below) owed to CLSIP pursuant to this Agreement. The foregoing notwithstanding, after the date hereof, (i) any assignee or sublicensee under this provision must agree to assume and otherwise comply with all of the obligations of the Claire’s Parties hereunder with regard to the US Claire’s Marks; and (ii) the form of transfer agreement between the Claire’s Parties and any such assignee or sublicensee must be approved in writing by CSLIP, such approval not to be unreasonably withheld or delayed.

2.3 Each Party shall have the right to pledge or grant a security interest in or otherwise collaterally assign this Agreement to a secured party upon notice to, but without the consent of, the other Party (each pledge or grant, a “Security Interest”). Each Party acknowledges and agrees that, notwithstanding anything to the contrary herein, if such secured party forecloses on the Security Interest it was granted, such secured party shall have the right to succeed to the rights under this Agreement of the granting Party and will have the right to exercise all of such granting Party’s rights and remedies under this Agreement or under applicable law, including, without limitation, any rights to terminate this Agreement, transfer or otherwise assign this Agreement or the underlying Intellectual Property under this Agreement, or exercise the rights and remedies of the granting Party under this Agreement. The foregoing notwithstanding, after the date hereof, (i) any secured party that is granted a Security Interest by CLSIP or any Claire’s Party must agree that, if it succeeds to the interest of CLSIP or a Claire’s Party, as the case may be, as a result of any exercise of remedies (or an agreement in lieu of an exercise of remedies) with respect to such security interest, it will assume and otherwise comply with all of the obligations of CLSIP or the Claire’s Parties, as the case may be, hereunder with regard to the US Claire’s Marks; and (ii) the form of the pledge, grant, or collateral assignment between CLSIP or the Claire’s Parties, as the case may be, and any such secured party must be approved in writing by the Claire’s Parties or CLSIP, as the case may be, such approval not to be unreasonably withheld or delayed.

3. The US Claire’s Marks.

3.1 Each Party acknowledges that the US Claire’s Marks are owned jointly by the Parties, with CLSIP owning an undivided 17.50% ownership interest in and to the US Claire’s Marks, and CBI owning an undivided 82.50% ownership interest in and to the US Claire’s Marks, and as between the Parties, CBI shall act as the sole and exclusive proprietor of Products and Services identified by the US Claire’s Marks during the Term and the Phase-Out Period, subject to the terms and conditions of this Agreement.

3.2 In exchange for the agreements and consideration provided for herein, CBI and the Other Claire’s Parties shall have, unless otherwise specified in, and subject to the terms of, this Agreement, the sole and exclusive right (even as to CLSIP) during the Term and the Phase-Out Period to: (a) use the US Claire’s Marks or any other mark or other designation confusingly similar to the US Claire’s Marks in commerce or otherwise; (b) license others to use the US Claire’s Marks or any mark or other designation confusingly similar to the US Claire’s Marks in any way; (c) register (in both Parties’ names) the US Claire’s Marks or any mark or other designation confusingly similar to the US Claire’s Marks with any federal or state governmental authority; and (d) commence an action for infringement of the US Claire’s Marks, and to defend and settle any claims that any Claire’s Party’s use (or to the extent permitted by CBI, CLSIP’s use) of the US Claire’s Marks infringes or otherwise violates the rights of a third party. Except as otherwise provided herein, CLSIP shall be expressly prohibited from exercising any such exclusive rights in and to the US Claire’s Marks during the Term and the Phase-Out Period. Notwithstanding the foregoing, each Party shall have the right to pledge or grant a security interest in its undivided ownership interest in and to the US Claire’s Marks, provided that written notice of any such pledge of grant is provided in advance to the other Party, provided that, after the date hereof, (i) any secured party that is granted such a security interest by CLSIP or any Claire’s Party must agree that, if it succeeds to the interest of CLSIP or a Claire’s Party, as the case may be, as a result of any exercise of remedies (or an agreement in lieu of an exercise of remedies) with respect to such security interest, it will assume and otherwise comply with all of the obligations of CLSIP or the Claire’s Parties, as the case may be, hereunder with regard to the US Claire’s Marks; and (ii) the form of the pledge, grant, or collateral assignment between CLSIP or the Claire’s Parties, as the case may be, and any such secured party must be approved in writing by the Claire’s Parties or CLSIP, as the case may be, such approval not to be unreasonably withheld or delayed. During the Term and the Phase-Out Period, the CBI Parties shall not assign or otherwise transfer the undivided 82.50% ownership interest, or any part thereof, in and to the US Claire’s Marks unless (i) the assignee or transferee assumes and otherwise agrees to comply with all of the obligations of the Claire’s Parties hereunder with regard to the US Claire’s Marks; and (ii) the form of transfer agreement between the Claire’s Parties and any such assignee or transferee is approved in writing by CSLIP, such approval not to be unreasonably withheld or delayed.

3.3 All Products and Services offered by the Claire’s Parties under the US Claire’s Marks during the Term and Phase-Out Period shall conform to standards of quality at least comparable to that of the Products and Services offered by the Claire’s Parties under the US Claire’s Marks immediately before the Effective Date. In light of the Parties’ joint ownership of the US Claire’s Marks, CBI will supply or make available to CLSIP on or about each anniversary of the Effective Date, at no cost to CLSIP, representative samples of each line of Products featuring the US Claire’s Marks (including their packaging), as well as representative samples of marketing and advertising materials used in connection with the Services identified by or associated with the US Claire’s Marks, in each case during the past twelve month period. If CLSIP reasonably determines in good faith that any of the Claire’s Parties fails to maintain a consistent level of quality in accordance with the terms of this Agreement, then CLSIP shall notify CBI of any such alleged deficiencies, and the Claire’s Parties shall take commercially reasonable steps to remedy such deficiencies to CLSIP’s reasonable satisfaction. The Claire’s Parties shall not knowingly take any action with the US Claire’s Marks that would adversely affect the US Claire’s Marks, the customer goodwill associated with the US Claire’s Marks, and/or the reputation of the Claire’s Parties, CLSIP or the Business, and the Claire’s Parties’ use of the US Claire’s Marks shall at all times materially comply with all applicable federal, state, and local laws and regulations that govern their use of the US Claire’s Marks and the conduct of the Business. The Claire’s Parties shall bear all costs related to any recall of Products featuring the US Claire’s Marks, whether voluntary or required by a government entity or a court order. In the event of such a recall, CBI shall consult with CLSIP and CLSIP must approve (or not expressly object to) all aspects of CBI’s handling of such recall, and such approval shall not be unreasonably withheld or delayed.

3.4 All licenses and franchises granted by the Claire’s Parties to use or operate under the US Claire’s Marks during the Term and Phase-Out Period shall be materially similar to the licenses and franchises granted by the CBI Parties to others in connection with the Claire’s Marks prior to the Effective Date, and any license or franchise granted by the Claire’s Parties to use or operate under the US Claire’s Marks during the Term and Phase-Out Period that would be materially inconsistent with such past practices shall be subject to CLSIP’s prior written approval, which shall not be unreasonably withheld or delayed.

3.5 As between the Parties, the Claire’s Parties shall be solely responsible for the payment of all costs associated with its exercise of the foregoing rights during the Term and the Phase-Out Period, including, without limitation, all costs associated with the operation of the Business under the Claire’s marks, the negotiation, implementation and management of any license arrangements for the Claire’s Marks, the prosecution and maintenance of the registrations for and applications for registration of the Claire’s Marks, and the enforcement and defense of the Claire’s Marks. At the Claire’s Parties’ reasonable expense, CLSIP shall in good faith assist the CBI Parties to fulfill the foregoing responsibilities.

4. Payments to CLSIP.

4.1 The Claire’s Parties shall pay to CLSIP a US$12,000,000 license and use fee (the “Fee”) during each twelve month period beginning with the Effective Date of the Agreement so long as the Agreement has not expired or been terminated. The Fee shall be paid to CLSIP in consideration for (a) the exclusive license to the Licensed IP that CLSIP has granted to CBI in Section 2; (b) CLSIP’s waiver of certain rights to use, license, register, defend, or enforce the US Claire’s Marks during the Term and the Phase-Out Period; and (c) the acknowledgment by CLSIP that CBI shall enjoy the exclusive rights, subject to the terms of this Agreement, in and to the Claire’s Marks set forth in Section 3.

4.2 The Fee shall be paid in two equal payments of US$6,000,000 (each, a “Payment”), which shall be made on February 1 and August 1 of each calendar year during the Term beginning February 1, 2017. The Fee for any partial period of the Term shall be prorated.

4.3 In addition to the other remedies provided for herein, the Claire’s Parties shall owe interest on all past due amounts at a rate of 1% per month (or the maximum rate permitted by applicable law, whichever is less), commencing immediately after the Payment was first due and accruing until the Payment is paid in full.

4.4 The Claire’s Parties shall be jointly and severally liable for all costs relating to or arising out of the collection of any delinquent Fees, including, but not limited to, any and all collection fees, collection agency fees, attorneys’ fees, accountants’ fees, court costs and expenses.

5. Acknowledgment of CLSIP’s Rights:

5.1 US Claire’s Marks.

5.1.1 CLSIP owns an undivided 17.50% ownership interest in and to the US Claire’s Marks, which are owned jointly by the Parties, and any use that the Claire’s Parties makes of the US Claire’s Marks and any goodwill generated by the Claire’s Parties’ use of the US Claire’s Marks in the United States shall inure to the benefit of both Parties as joint owners.

5.2 US Icing Marks.

5.2.1 All right, title and interest in and to the US Icing Marks in the United States belongs to CLSIP or its successors or assigns, and any use that the Claire’s Parties make of the US Icing Marks in the United States will not confer any ownership rights in the US Icing Marks upon the Claire’s Parties. Moreover, any goodwill generated by the Claire’s Parties’ use of the US Icing Marks in the United States shall inure to the sole benefit of CLSIP.

5.2.2 The Claire’s Parties shall assign, transfer and convey to CLSIP any rights in the US Icing Marks in the United States that they may obtain or that may vest in them as a result of their activities under this Agreement, and they shall execute any documents reasonably requested by CLSIP to accomplish, confirm or record such assignment, transfer and conveyance.

5.2.3 The Claire’s Parties shall not directly or indirectly attack or challenge CLSIP’s exclusive ownership of the US Icing Marks or the validity of the federal registrations or any application for registration for the US Icing Marks. The Claire’s Parties also shall not directly or indirectly seek to register the US Icing Marks or any mark or other designation confusingly similar to the US Icing Marks in the United States, except with CLSIP’s approval, or use the US Icing Marks or any mark or other designation confusingly similar to the US Icing Marks in the United States in any manner other than as licensed under this Agreement. For the avoidance of doubt, the CBI Parties may freely seek additional registrations for the Non-US Icing Marks outside of the United States and may use the Non-US Icing Marks outside of the United States in their sole discretion. Further, the CBI Parties shall not purposefully direct Products sold under the Non-US Icing Marks to consumers that are based in the United States (it being understood that the sale of Products under the Non-US Icing Marks via the Internet, mobile channels, and all other means of communication now known or later developed that may be accessed globally, in each case, to customers located outside of the United States, shall be permitted) or knowingly sell Products under the Non-US Icing Marks to a reseller who intends to sell such Products directly or indirectly to consumers in the United States in violation of CLSIP’s rights in the US Icing Marks.

5.2.4 CBI shall immediately inform CLSIP of any potential infringements, dilution, or other misuse of the US Icing Mark in the United States. CLSIP has the sole right to commence an action for infringement of the US Icing Marks in the United States, and to defend and settle any claims that the Claire’s Parties’ use of the US Icing Marks in the United States infringes or otherwise violates the rights of a third party. CBI shall cooperate with all reasonable requests for assistance by CLSIP in connection with the foregoing, , including being named as a co-party in any related court proceedings, and shall assume control of any such action if CLSIP so requests. To the extent CBI assumes such control, all costs associated with an action shall be at the Claire’s Parties’ sole expense, and any settlement must be approved by CLSIP, such approval not to be unreasonably withheld.

5.3 Digital Licensed IP.

5.3.1 All right, title and interest in and to the Digital Licensed IP belongs to CLSIP or its successors, assigns or designees, and any use the Claire’s Parties make of the Digital Licensed IP, will not confer any ownership rights upon them.

5.3.2 The Claire’s Parties shall assign, transfer and convey to CLSIP any rights in the Digital Licensed IP that they may obtain or that may vest in them as a result of their activities under this Agreement, and they shall execute any documents reasonably requested by CLSIP to accomplish, confirm or record such assignment, transfer and conveyance.

5.3.3 CBI shall immediately inform CLSIP of any potential infringements or other misuse of the Digital Licensed IP. As between the parties, CLSIP has the sole right to commence an action for infringement of the Digital Licensed IP, and to defend and settle any claims that the Claire’s Parties’ use of the Digital Licensed IP infringes or otherwise violates the rights of a third party. The Claire’s Parties shall cooperate with all reasonable requests for assistance by CLSIP in connection with the foregoing, and shall assume control of any such action if CLSIP so requests. To the extent CBI assumes such control, all costs associated with an action shall be at the Claire’s Parties’ sole expense, and any settlement must be approved by CLSIP, such approval not to be unreasonably withheld.

5.4 The Claire’s Parties shall not directly or indirectly attack or challenge the Licensed IP, CLSIP’s rights in, ownership of, or title to the Licensed IP or its undivided 17.50% ownership interest in and to the US Claire’s Marks, the validity of CLSIP’s United States federal registrations or applications for federal registration for the US Icing Marks, CLSIP’s registrations for the Domain Names, the validity of the Parties’ jointly owned US Claire’s Marks or the United States federal registrations or applications for federal registration for the US Claire’s Marks, or the validity of the license granted in this Agreement.

6. Acknowledgment of CBI’s Rights.

6.1 CBI Claire’s Marks.

6.1.1 CBI owns an undivided 82.50% ownership interest in and to the US Claire’s Marks, which are owned jointly by the Parties. Should the Parties later agree that CLSIP may make some use of the US Claire’s Marks in the United States during the Term and the Phase-Out Period, any goodwill generated by such permitted use by CLSIP of the US Claire’s Marks shall inure to the benefit of both Parties as joint owners. Unless otherwise specified in, and subject to the terms of, this Agreement, CBI and the Other Claire’s Parties shall enjoy the sole and exclusive right (even as to CLSIP) to use, license, register, defend or enforce the US Claire’s Marks during the Term and the Phase-Out Period.

6.1.2 All right, title and interest in and to the Non-US Claire’s Marks belongs to the CBI Parties, and any use the CBI Parties make of the Non-US Claire’s Marks outside of the United States will not confer any ownership rights upon CLSIP. Any goodwill generated by a CBI Party’s use of the Non-US Claire’s Marks shall inure to the sole benefit of such CBI Party. For the sake of clarity, and notwithstanding CLSIP’s right, title and interest in and to the US Claire’s Marks, CLSIP acknowledges that it does not own any right, title or interest in and to the Non-US Claire’s Marks, which right, title and interest is wholly owned by the CBI Parties.

6.1.3 Notwithstanding CLSIP’s right, title and interest in and to the US Claire’s Marks, CLSIP shall assign, transfer and convey to CBI (or another CBI Party at CBI’s direction) any rights in the Non-US Claire’s Marks which may be obtained by or may vest in CLSIP, and CLSIP shall execute any documents reasonably requested by CBI to accomplish, confirm or record such assignment, transfer and conveyance.

6.1.4 Notwithstanding CLSIP’s right, title and interest in and to the US Claire’s Marks, during the Term and Phase-Out Period, CLSIP shall not directly or indirectly attack or challenge the CBI Parties’ exclusive ownership (subject to the terms of this Agreement) of the CBI Claire’s Marks or the validity of the registrations or any application for registration for the Claire’s Marks. CLSIP also shall not directly or indirectly seek to (a) register the Claire’s Marks or any mark or other designation confusingly similar to the Claire’s Marks anywhere in the world except in the United States if CBI, after a reasonable time, fails to do so, in connection with goods and/or services intended to be used or used by one of the Parties , or (b) use the Claire’s Marks or any designation confusingly similar to the Claire’s Marks outside the United States, in each case except with CBI’s prior written consent.

6.1.5 Notwithstanding CLSIP’s right, title and interest in and to the US Claire’s Marks, the CBI Parties may freely seek additional registrations for the Claire’s Marks anywhere in the world, including in the United States, in their sole discretion, without any notice to CLSIP, and regardless of whether they have sought or obtained CLSIP’s consent. Any applications for registration for the Claire’s Marks in the United States will identify both Parties as owners.

6.1.6 CLSIP agrees to inform CBI of any potential infringements about which it learns of the Claire’s Marks anywhere in the world. Subject to the terms of this Agreement, and notwithstanding CLSIP’s right, title and interest in and to the US Claire’s Marks, as between the Parties, CBI shall have the sole and exclusive right to commence an action for infringement of the Claire’s Marks anywhere in the world, including the United States, and to defend and settle any claims that any party’s use of the Claire’s Marks anywhere in the world, including the United States, infringes or otherwise violates the rights of a third party. Notwithstanding the immediately preceding sentence, CBI shall take commercially reasonable steps to pursue all actions for material infringement of the US Claire’s Marks, and shall otherwise defend the US Claire’s Marks against any third-party challenge, and, if CBI fails to take such actions after being provided a reasonable time to do so, CLSIP may do so upon written notice to CBI. At CBI’s expense, CLSIP shall cooperate with all reasonable requests for assistance by CBI in connection with the foregoing, including, but not limited to, being joined as a party. If CLSIP takes any action to commence an action for infringement, or to defend and settle any claims as permitted herein, CBI shall cooperate with all reasonable requests for assistance by CLSIP, at CLSIP’s expense, including, but not limited to, being joined as a party. Other than as set forth herein, CLSIP shall not directly or indirectly commence an action for infringement of the US Claire’s Marks during the Term or the Phase-Out Period, and CLSIP shall have no right by itself (and without CBI) to defend or settle any claim that a party’s use of the US Claire’s Marks infringes or otherwise violates the rights of a third party that is initiated during the Term or the Phase-Out Period; provided, however, that CBI shall keep CLSIP reasonably informed regarding its efforts to defend or settle any claim involving the US Claire’s Marks, any settlement involving the US Claire’s Marks shall not be disproportionately and materially adverse to CLSIP’s ownership interest in and to the US Claire’s Marks relative to CBI’s ownership interest in and to the US Claire’s Marks, and any settlement involving the US Claire’s Marks shall be subject to CLSIP’s prior written approval, which shall not be unreasonably withheld or delayed.

6.2 Non-US Icing Marks.

6.2.1 All right, title and interest in and to the Non-US Icing Marks belongs to the CBI Parties, and any use the CBI Parties make of the Non-US Icing Marks will not confer any ownership rights upon CLSIP. Any goodwill generated by a CBI Party’s use of the Non-US Icing Marks shall inure to the sole benefit of such CBI Party. For the sake of clarity, and notwithstanding CLSIP’s right, title and interest in and to the US Icing Marks, CLSIP acknowledges that it does not own any right, title or interest in and to the Non-US Icing Marks, which right, title and interest are wholly owned by the CBI Parties.

6.2.2 Notwithstanding CLSIP’s right, title and interest in and to the US Icing Marks, CLSIP shall assign, transfer and convey to CBI (or another CBI Party at CBI’s direction) any rights in the Non-US Icing Marks which may be obtained by or may vest in CLSIP, and CLSIP shall execute any documents reasonably requested by CBI to accomplish, confirm or record such assignment, transfer and conveyance.

6.2.3 Notwithstanding CLSIP’s right, title and interest in and to the US Icing Marks, CLSIP shall not directly or indirectly attack or challenge the CBI Parties’ exclusive ownership of the Non-US Icing Marks or the validity of the registrations or any application for registration for the Non-US Icing Marks. CLSIP also shall not directly or indirectly seek to (a) register the Non-US Icing Marks or any mark or other designation confusingly similar to the Non-US Icing Marks outside the United States, or (b) use the Non-US Icing Marks or any designation confusingly similar to the Non-US Icing Marks outside the United States, in each case except with CBI’s prior written consent. For the avoidance of doubt, CLSIP may freely seek additional registrations for the Icing marks in the United States; provided, however, such Icing marks are exclusively licensed to CBI pursuant to the terms of this Agreement. Further, upon the expiration or termination of this Agreement (and the license granted pursuant to Section 2 above), CLSIP shall not purposefully direct Products sold under the US Icing Marks to consumers that are predominantly based outside of the United States (it being understood that the sale of Products under the US Icing Marks via the Internet, mobile channels, and all other means of communication now known or later developed that may be accessed globally shall be permitted) or knowingly sell Products under the US Icing Marks to a reseller who intends to sell such Products directly or indirectly to consumers outside of the United States in violation of the CBI Parties’ rights in the Non-US Icing Marks.

6.2.4 CLSIP agrees to inform CBI of any potential infringements about which it learns of the Non-US Icing Marks outside the United States. Notwithstanding CLSIP’s right, title and interest in and to the US Icing Marks, as between the Parties, CBI has the sole right to commence an action for infringement of the Non-US Icing Marks outside the United States, and to defend and settle any claims that use of the Non-US Icing Marks outside the United States infringes or otherwise violates the rights of a third party. At CBI’s expense, CLSIP shall cooperate with all reasonable requests for assistance by CBI in connection with the foregoing.

6.3 Other Intellectual Property Rights.

6.3.1 As between the Parties, all right, title and interest in and to the Business IP belongs to the CBI Parties, and any use CLSIP makes of the Business IP will not confer any ownership rights upon CLSIP. Any goodwill generated by CLSIP’s use of the Business IP shall inure to the sole benefit of CBI or another CBI Party.

6.3.2 CLSIP shall assign, transfer and convey to CBI or its designee any rights in the Business IP that CLSIP may obtain or that may vest in CLSIP as a result of its activities under this Agreement, and CLSIP shall execute any documents reasonably requested by CBI to accomplish, confirm or record such assignment, transfer and conveyance.

6.3.3 CLSIP shall immediately inform CBI of any potential infringements or other misuse of the Business IP. As between the Parties, CBI has the sole right to commence an action for infringement of the Business IP, and to defend and settle any claims that CLSIP’s use of the Business IP infringes or otherwise violates the rights of a third party.

6.3.4 CLSIP shall not directly or indirectly attack or challenge the Business IP, the CBI Parties’ rights in, exclusive ownership of, or title to the Business IP, or the validity of any registrations, patents, or applications for registrations or patents for the Business IP.

7. Quality Control for the Licensed IP.

7.1 All Products and Services offered under the US Icing Marks shall conform to standards of quality at least comparable to that of the Products and Services offered by the Claire’s Parties under the US Icing Marks immediately before the Effective Date of this Agreement, or such other standards of quality that CLSIP may from time to time reasonably require, with respect to the display of the US Icing Marks, the quality of the Products and Services identified by the US Icing Marks, and the conduct of the Business under the US Icing Marks.

7.2 At the time of each Payment, and at other times upon CLSIP’s reasonable written request, CBI will supply or make available to CLSIP, at no cost to CLSIP, representative samples of each line of Products featuring the US Icing Marks (including their packaging), as well as representative samples of marketing and advertising materials used in connection with the various Services identified by or associated with the US Icing Marks. If CLSIP reasonably determines that any of the Claire’s Parties fails to maintain a consistent level of quality in accordance with the terms of this Agreement, then CLSIP may require that Claire’s Party to take reasonable steps to remedy any such deficiencies and that Claire’s Party shall promptly comply with such request.

7.3 The Claire’s Parties shall also ensure that they do not take any action with the US Icing Marks that would adversely affect the US Icing Marks, the customer goodwill associated with the US Icing Marks, and/or the reputation of CLSIP, the Claire’s Parties or the Business.

7.4 The Claire’s Parties’ use of the Licensed IP shall at all times materially comply with all applicable federal, state, and local laws and regulations that govern their use of the Licensed IP and the conduct of the Business.

7.5 The Claire’s Parties shall bear all costs related to any recall of Products featuring the US Icing Marks, whether voluntary or required by a government entity or a court order. In the event of such a recall, CBI shall consult with CLSIP and CLSIP must approve (or not expressly object to) all aspects of CBI’s handling of such recall, and such approval shall not be unreasonably withheld or delayed.

8. Maintenance of Licensed IP.

8.1 CLSIP shall maintain the registrations for the US Icing Marks and Domain Names during the Term, and, subject to its reasonable business judgment, shall ensure that all post-registration filings and renewal applications, including any registration, renewal or maintenance fees, required by a government entity, domain name registry, domain name registrar, or law in connection with the foregoing are completed and paid in a timely manner. At CLSIP’s reasonable request, the Claire’s Parties shall cooperate with CLSIP to provide information reasonably required by CLSIP to submit to the U.S. Patent and Trademark Office such post-registration filings and renewal applications, including, without limitation, specimens of the US Icing Marks showing current usage of such marks on the Products and/or in promotion and rendering of the Services. At CBI’s reasonable request, CLSIP also shall prepare and file new applications to register the US Icing Marks with the US Patent and Trademark Office or any applicable state government entity. CLSIP may delegate to CBI responsibility for these obligations.

8.2 CLSIP shall endeavor to renew the Mobile Application Agreement when its initial term expires or, with the prior written consent of CBI, which shall not be unreasonably withheld, obtain a similar license from an alternative mobile application provider to ensure that CBI has continued access to a mobile application for use in connection with the Business throughout the world. CLSIP may delegate to CBI responsibility for these obligations.

8.3 All costs incurred by CLSIP and associated with the foregoing shall be paid or reimbursed to CLSIP by the Claire’s Parties.

9. Maintenance of the US Claire’s Marks.

9.1 CBI shall be solely responsible for, and shall have the sole and exclusive right and obligation to, both during and after the Term, subject to its reasonable business judgment: (a) maintain the registrations for the US Claire’s Marks, and ensure that all post-registration filings and renewal applications (including any title update filings) required by a government entity or law in connection with the foregoing are completed in a timely manner; provided that CBI shall take commercially reasonable steps to maintain all such registrations and complete all such filings and applications and, if CBI fails to take such actions after being provided a reasonable time to do so, CLSIP may do so upon written notice to CBI; and (b) prepare and file any desired new applications to register the US Claire’s Marks with the US Patent and Trademark Office or any applicable state government authority as it deems appropriate in its sole discretion, provided that all such applications for registration shall reflect the Parties’ joint ownership of the US Claire’s Marks. All costs associated with the foregoing shall be paid directly by the Claire’s Parties.

10. Option and Put Rights.

10.1 CBI’s Option Right.

10.1.1 CBI shall have the right to purchase the CLSIP IP, in whole or in part, at CBI’s sole discretion, from CLSIP at any time after the fourth anniversary of the Effective Date and the payment in full and in cash and discharge of all obligations under the CLSIP Credit Agreement of even date herewith, but before the termination or expiration of this Agreement (the “Option Right”) for the fair market value of the applicable CLSIP IP as of the date of the Option Notice (as defined below); provided, however, that it is understood that the applicable CLSIP IP will be purchased by CBI from CLSIP subject to all claims, liens, and encumbrances, and that the fair market value of such CLSIP IP as of the date of the Option Notice shall be computed accordingly.

10.1.2 CBI shall provide CLSIP with written notice of its intent to act upon the Option Right (the “Option Notice”). This Option Notice shall identify a third-party appraisal firm that shall be engaged by CBI, at CBI’s sole expense, to determine the fair market value of the applicable CLSIP IP as of the date of the Option Notice. This valuation shall take into account that the applicable CLSIP IP will be purchased subject to all claims, liens, and encumbrances, and shall be provided to CLSIP within thirty days of the date of the Option Notice (the “Option Valuation Date”). CLSIP shall reasonably cooperate with CBI’s chosen appraisal firm to complete the appraisal.

10.1.3 CLSIP may, at its sole expense, engage a separate third-party appraisal firm to conduct a similar valuation to determine the fair market value of the applicable CLSIP IP as of the date of the Option Notice. If CLSIP chooses to engage its own appraisal firm, such firm’s valuation must be provided to CBI by the Option Valuation Date. Further, if such firm’s valuation of the applicable CLSIP IP differs from the value for such CLSIP IP established by CBI’s appraisal firm, the Parties agree that the fair market value of the applicable CLSIP IP shall be the average of the two appraisals.

10.1.4 CBI shall have thirty days from the Option Valuation Date to provide written notice to CLSIP that it will proceed with the purchase of the applicable CLSIP IP at the fair market value established for such CLSIP IP pursuant to the terms of this Agreement (the “Purchase Notice”).

10.1.5 The Parties will then have thirty days from the Purchase Notice to negotiate in good faith and execute the agreement(s) necessary to sell, assign, transfer or convey the applicable CLSIP IP from CLSIP to CBI subject to all claims, liens, and encumbrances.

10.2 CLSIP’s Put Right.

10.2.1 CLSIP shall have the right to require that the Claire’s Parties purchase the CLSIP IP, in whole or in part, at CLSIP’s sole discretion, from CLSIP at any time after fourth anniversary of the Effective Date and the payment in full and in cash and discharge of all obligations under the CLSIP Credit Agreement of even date herewith, but before the termination or expiration of this Agreement (the “Put Right”) for the fair market value of the applicable CLSIP IP as of the date of the Put Notice (as defined below); provided, however, that is understood that the applicable CLSIP IP will be purchased by one or more of the Claire’s Parties from CLSIP free and clear of all claims, liens, and encumbrances, with any existing liens on the CSLIP IP to attach to those proceeds with the same validity, extent, and priority as such lien attaches to the CLSIP IP, and that the fair market value of such CLSIP IP as of the date of the Option Notice shall be computed accordingly.

10.2.2 CLSIP shall provide the Claire’s Parties with written notice of its intent to act upon the Put Right (the “Put Notice”). This Put Notice shall identify a third-party appraisal firm that shall be engaged by CLSIP to determine the fair market value of the applicable CLSIP IP as of the date of the Put Notice. This valuation shall take into account that the applicable CLSIP IP will be purchased free and clear of all claims, liens, and encumbrances, and shall be provided to the Claire’s Parties within thirty days of the date of the Put Notice (the “Put Valuation Date”). All costs associated with the foregoing appraisal shall be paid or reimbursed by the Claire’s Parties.

10.2.3 The Claire’s Parties may, at its sole expense, engage a separate third-party appraisal firm to conduct a similar valuation to determine the fair market value of the applicable CLSIP IP as of the date of the Put Notice. If the Claire’s Parties choose to engage their own appraisal firm, such firm’s valuation must be provided to CLSIP by the Put Valuation Date. Further, if such firm’s valuation of the applicable CLSIP IP differs from the value for such CLSIP IP established by CLSIP’s appraisal firm, the Parties agree that the fair market value of the applicable CLSIP IP shall be the average of the two appraisals.

10.2.4 The Parties shall have thirty days from the Put Valuation Date to negotiate in good faith and execute the agreement(s) necessary to sell, assign, transfer or convey the applicable CLSIP IP from CLSIP to one or more of the Claire’s Parties free and clear of all claims, liens, and encumbrances.

10.3 Effects of the Exercise of the Option Right or Put Right.

10.3.1 Upon the sale, assignment, transfer or conveyance of the applicable CLSIP IP to one or more of the Claire’s Parties pursuant to this Section 10, this Agreement shall be terminated immediately and the Claire’s Parties’ obligation to pay the Fee to CLSIP shall be prorated per Section 4.2.

11. Representations and Warranties.

11.1 CLSIP represents and warrants to the Claire’s Parties that (a) it has good title to and/or the right to license the Licensed IP; and (b) it will not use or otherwise license any other party to use the CLSIP IP in any way during the Term and Phase-Out Period.

11.2 The Claire’s Parties represent and warrant to CLSIP that (a) this Agreement, and the Fee to be paid by the Claire’s Parties to CLSIP pursuant to Section 4 of this Agreement, are and will all be for reasonably equivalent value, and are and will all be made for fair consideration and in good faith; (b) each of the Claire’s Parties has and will have sufficient capital to satisfy its obligations under this Agreement; (c) the Claire’s Parties shall use their commercially reasonable efforts to ensure that the Products and Services offered under the US Claire’s Marks conform to standards of quality at least comparable to that of the Products and Services offered by the Claire’s Parties under the US Claire’s Marks immediately before the Effective Date as required by Section 3.3 of this Agreement; (d) the Claire’s Parties shall use their commercially reasonable efforts to ensure that the Products and Services offered under the US Icing Marks meet and maintain the quality standards set forth in Section 7 of this Agreement; and (e) the Claire’s Parties’ use of the Licensed IP shall not be in conflict with any other agreement.

11.3 Each Party represents and warrants to the other Party, and each of the Other Claire’s Parties represents and warrants to CLSIP, and CLSIP represents and warrants to each of the Other Claire’s Parties, that: (a) it is duly authorized and licensed to do business and carry out its obligations under this Agreement; (b) it has full power and authority to enter into this Agreement and the execution, delivery and performance of this Agreement has been authorized by all necessary corporate action; (c) it has obtained all third party consents required to enter into this Agreement and neither the execution, delivery or performance of this Agreement will conflict with or constitute a breach of its certificate of incorporation, charter or by-laws; (d) this Agreement is valid and enforceable in accordance with its terms, including under federal trademark law and other applicable law, and no Party, and no Claire’s Party, shall challenge the validity or enforceability of this Agreement; and (e) the provisions of this Agreement are not and were not intended to hinder, delay, or defraud any creditor.

12. Indemnification.

12.1 The Claire’s Parties agree, jointly and severally, to protect, indemnify and hold harmless CLSIP and its parent and affiliates, and their directors, officers, employees, licensees, agents, representatives, successors and assigns (collectively, the “Indemnified Parties”), from and against any and all claims, suits, actions or allegations brought or asserted by a third party (each, a “Claim”) and any resulting liabilities, judgments, costs and expenses, including reasonable attorneys’ fees, arising out of or related to (a) the Claire’s Parties’ use of the Licensed IP pursuant to this Agreement; (b) the Claire’s Parties’ breach of their representations, warranties and other obligations under this Agreement; and (c) the Claire’s Parties’ manufacture, distribution, advertising, marketing and sale of the Products, provision of the Services, and operation of the Business, including without limitation any personal injury claims or product liability claims related to the foregoing.

12.2 CLSIP shall promptly notify CBI upon the assertion of any Claim against an Indemnified Party, and shall give the Claire’s Parties a reasonable opportunity to defend and/or settle the Claim at its own expense. The Claire’s Parties shall have the sole right to designate the counsel to handle any such defense and/or settlement negotiations, and the Indemnified Parties shall provide the Claire’s Parties with such assistance as it may reasonably request in order to ensure a proper and adequate defense of a Claim. Any settlement of a Claim must be approved in writing by the applicable Indemnified Party prior to the execution of any settlement agreement.

13. Disclaimer of Warranties. CLSIP licenses the Licensed IP to CBI “as is.” CLSIP makes no warranties of any kind, express or implied, in relation to the Licensed IP. Without limiting the foregoing, CLSIP expressly disclaims any and all implied warranties of merchantability, fitness for a particular purpose, and non-infringement.

14. Term.

14.1 This Agreement will remain in effect from the Effective Date and will continue for six years (the “Initial Term”) unless terminated earlier by one of the Parties in accordance with Section 15.

14.2 At the end of the Initial Term, the term of the Agreement shall automatically renew for successive one year periods (the Initial Term and all such renewal periods, the “Term”) unless one party provides written notice of non-renewal to the other at least sixty days prior to the applicable renewal date.

15. Termination.

15.1 CLSIP may terminate this Agreement immediately upon written notice to CBI if the Claire’s Parties fail to make any Payment as required by this Agreement.

15.2 CLSIP may terminate this Agreement upon thirty days written notice to CBI in the event that any Claire’s Party fails to cure a material breach of this Agreement after CBI has received written notice of such breach. For the avoidance of doubt, any failure by CBI or the Claire’s Parties to comply with quality control provisions included in Sections 3 and 7 of this Agreement shall be deemed a material breach. In the event that such breach cannot be cured within thirty days, and so long as the applicable Claire’s Party is making reasonable efforts to implement a cure, the cure period will be automatically extended by a reasonable amount of time to permit such cure (if a cure is feasible). For the avoidance of doubt, neither CBI nor any Claire’s Party shall have a termination right under this paragraph 15.

16. Effects of Termination.

16.1 Upon the termination or the expiration of this Agreement, CBI shall prepare, and each Party shall promptly execute, an application to voluntarily abandon any application, and surrender for cancellation any registration, for a mark that combines a US Icing Mark with a US Claire’s Mark (including but not limited to the registration for ICING BY CLAIRE’S, U.S. Reg. No. 3,050,863), which CBI shall file on behalf of both Parties with the US Patent and Trademark Office. In addition, upon the termination or the expiration of this Agreement, and provided that the CLSIP IP has not been assigned to one or more of the Claire’s Parties pursuant to Section 10, the Claire’s Parties shall take immediate steps to discontinue their use of the Licensed IP; provided, however, that (a) the CBI Parties’ rights in and to the CBI Claire’s Marks and the Non-US Icing Marks shall not be affected by any such termination or expiration of this Agreement, and the CBI Parties may continue to use, license others to use and/or enforce the CBI Claire’s Marks and the Non-US Icing Marks (subject to (i) the adoption of practices to ensure that the concurrent use of the US Claire’s Marks by CLSIP and the Claire’s Parties in the United States will not cause consumer confusion in the marketplace, and (ii) the terms of this Agreement that shall survive pursuant to Section 16.3), it being understood and agreed that the CBI Parties’ use of the CBI Claire’s Marks outside of the United States shall not be deemed an infringement of the CLSIP’s rights in the US Claire’s Marks, and that the CBI Parties’ use of the Non-US Icing Marks outside of the United States shall not be deemed an infringement of CLSIP’s rights in the US Icing Marks; and (b) the Claire’s Parties shall (i) enjoy continued access to the Digital Licensed IP for sixty days so that they may have time to adopt new Internet domain names and a new mobile application for use in connection with the Business; (ii) enjoy continued exclusive rights in and to the jointly owned US Claire’s Marks pursuant to the terms of this Agreement for ninety days so that senior representatives of the Parties may meet to discuss the reasonable measures that each of the Claire’s Parties and CLSIP shall take to ensure that their concurrent use of the US Claire’s Marks in the United States will not cause consumer confusion in the marketplace; and (iii) have one hundred and twenty days to sell off all Products currently in stock that display the US Icing Marks and that are intended for the US market (collectively, the “Phase-Out Period”). Further, if any of the Claire’s Parties’ rights under the Phase-Out Period would otherwise end between the dates of October 15th of the then-current year and January 15th of the following year, such rights and the Phase-Out Period shall be extended to January 15th of the following year. All pertinent terms and conditions of this Agreement will apply during the Phase-Out Period.

16.2 After the Phase-Out Period, and provided that the CLSIP IP has not been assigned to one or more of the Claire’s Parties pursuant to Section 10, the Claire’s Parties and CLSIP (including their respective assignees and successors in interest), as joint owners of the US Claire’s Marks and pursuant to the CLSIP Assignment, shall undertake such commercially reasonable arrangements as may be reasonably satisfactory to both with respect to the joint ownership of the US Claire’s Marks so as to permit each of the Claire’s Parties and CLSIP (including their respective assignees and successors in interest) to take such steps as such party may determine to be appropriate (and at such party’s sole cost, responsibility and liability) to enable it to have and conduct a viable, competitive business in Services and Products using such parties’ respective joint ownership interest in the US Claire’s Marks, including, without limitation, agreements: (i) with respect to the joint ownership, validity and enforceability of the US Claire’s Marks, (ii) to ensure that the Products and Services offered under the US Claire’s Marks conform to standards of quality at least comparable to the Products and Services offered under the US Claire’s Marks immediately before the Effective Date (or any other quality standards that the Parties may adopt in the future pursuant to a written agreement executed by both Parties), (iii) to ensure that the concurrent use of the US Claire’s Marks by CBI on the one hand, and CLSIP on the other hand, and each Party’s successors, assigns and licensees shall not result in the US Claire’s Marks becoming invalid or unenforceable under federal trademark law and other applicable laws, and (iv) with respect to the adoption of practices to ensure that the concurrent use of the US Claire’s Marks by CLSIP and the Claire’s Parties in the United States will not cause consumer confusion in the marketplace; provided that until such arrangements are in place to the reasonable satisfaction of CLSIP (or its assignees and successors in interest), no Claire’s Party may assign, license, or sublicense any US Claire’s Mark, or bring or settle an enforcement action with respect to any US Claire’s Mark, without the prior written approval of CLSIP. Notwithstanding anything in this Agreement to the contrary, CLSIP shall be entitled to use, license, register, defend or enforce the US Claire’s Marks and the Licensed IP in the United States however it wishes (subject to (i) the adoption of practices to ensure that the concurrent use of the US Claire’s Marks by CLSIP and the Claire’s Parties in the United States will not cause consumer confusion in the marketplace, and (ii) the terms of this Agreement that shall survive pursuant to Section 16.3), including without limitation in connection with a retail business that competes with the Business and with CBI and its sublicensees; provided, however, that the foregoing does not infringe upon the CBI Parties’ rights in and to the Non-US Icing Marks or the CBI Claire’s Marks, it being understood and agreed that CLSIP’s use of the US Icing Marks within the United States shall not be deemed an infringement of the

CBI Parties’ rights in the Non-US Icing Marks and that CLSIP’s use of the US Claire’s Marks within the United States shall not be deemed an infringement of the CBI Parties’ rights in the CBI Claire’s Marks. For the avoidance of doubt, but subject to the provisions in this Agreement, each Party reserves the right to contest the other Party’s use, license, enforcement, defense or settlement with respect to the US Claire’s Marks after the Phase-Out Period. For the sake of clarity, upon the expiration or termination of this Agreement, and provided that the CLSIP IP has not been assigned to CBI pursuant to Section 10, CLSIP shall continue to own an undivided 17.50% ownership interest in and to the US Claire’s Marks, which shall be owned jointly by the Parties, and CLSIP shall continue to own all right, title and interest in and to the Licensed IP.

16.3 The Parties’ rights and obligations that are ongoing in nature shall survive the expiration or termination of this Agreement, including without limitation the rights and obligations under Section 5 (provided that the CLSIP IP has not been assigned to CBI pursuant to Section 10), Section 6, Sections 11-14, Section 16 and Section 19.

17. Assignment. CLSIP may assign, transfer, delegate or otherwise dispose of any and all of its rights and/or responsibilities under this Agreement to any entity without the consent of CBI upon prior written notice to CBI; provided, however, CLSIP may not assign, transfer, delegate or otherwise dispose of any of its right, title or interest in the CLSIP IP without CBI’s prior written consent, to be granted in its sole discretion (other than pursuant to the Credit Agreement, Guarantee and Collateral Agreement, IP Security Agreement of even date herewith). Except as otherwise permitted in this Agreement, CBI may not assign, transfer, delegate or otherwise dispose of any of its rights or obligations under this Agreement without CLSIP’s prior written consent, not to be unreasonably withheld; provided, however, that a merger, consolidation, combination or restructuring involving CBI or a change in control of CBI shall not be deemed to be an assignment. Any assignment, delegation and/or pledge in violation of this provision or Section 2.3 will be without force or effect. The Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns, each of which must agree to be bound by the Agreement.

18. Miscellaneous.

18.1 Notices. All notices given pursuant to this Agreement shall be in writing and (a) delivered personally; (b) delivered or mailed by registered or certified mail, postage prepaid; or (c) sent by a nationally recognized overnight delivery or courier service, with delivery charges prepaid, and proof of delivery or receipt requested, as follows:

To CLSIP:

CLSIP LLC

2400 West Central Road

Hoffman Estates, IL 60192

Attn: Stephen Sernett

E-mail: Stephen.Sernett@claires.com

To any Claire’s Party:

CBI Distributing Corp.

2400 West Central Road

Hoffman Estates, IL 60192

Attn: Stephen Sernett

E-mail: Stephen.Sernett@claires.com

All notices as required here shall be effective upon the earlier of (a) delivery; (b) three days after the mailing; or (c) the next US business day if sent by overnight courier.

18.2 Choice of Law; Choice of Forum. This Agreement, and any dispute arising from this Agreement or the subject matter of this Agreement, shall be governed by the laws of the State of New York, without regard to its conflicts of law principles, and the federal and state courts in the State of New York shall be the sole jurisdiction for resolving all disputes relating to this Agreement. The Parties submit to the jurisdiction of such courts over such a dispute and waive any objection to the propriety or convenience of venue in such courts.

18.3 No Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

18.4 Amendment. This Agreement may only be amended, supplemented or modified, and any of the terms, covenants, representations, warranties or conditions may only be waived, by a written amendment executed by both Parties, or in the case of a waiver, by the Party waiving compliance. Notwithstanding the immediately preceding sentence, this Agreement may not be amended, supplemented or modified, and none of the terms, covenants, representations, warranties or conditions may be waived until after the discharge of all obligations under the CLSIP Credit Agreement of even date herewith, absent the prior written consent of the collateral agent under the CLSIP Credit Agreement. No waiver by either Party of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

18.5 Severability. If any provision of this Agreement or the application of any such provision to any person, entity or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or the application of such provision to any other persons, entities or circumstances and, to the extent permissible under applicable law, any such invalid, illegal or unenforceable provision shall be deemed amended lawfully to conform with the intent of the Parties.

18.6 Integration. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter, and supersedes all prior and/or contemporaneous oral or written negotiations, offers, representations, warranties, and agreements with respect to this subject matter.

18.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been shown to have been executed by each Party and delivered to the other.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

CLSIP LLC		CBI DISTRIBUTING CORP.

/s/ Stephen Sernett		/s/ Stephen Sernett

Name:	Stephen Sernett	Name:	Stephen Sernett

Title:	Vice President, Secretary and General Counsel	Title:	Vice President and Associate General Counsel

Date:	September 20, 2016	Date:	September 20, 2016

CLAIRE’S STORES, INC.		CLAIRE’S PUERTO RICO CORP.

/s/ Stephen Sernett		/s/ Stephen Sernett

Name:	Stephen Sernett	Name:	Stephen Sernett

Title:	Vice President and Associate General Counsel	Title:	Vice President and Associate General Counsel

Date:	September 20, 2016	Date:	September 20, 2016

BMS DISTRIBUTING CORP.		CLAIRE’S STORES CANADA CORP.

/s/ Stephen Sernett		/s/ Stephen Sernett

Name:	Stephen Sernett	Name:	Stephen Sernett

Title:	Vice President and Associate General Counsel	Title:	Vice President and Associate General Counsel

Date:	September 20, 2016	Date:	September 20, 2016

CLAIRE’S BOUTIQUES, INC.		CSI CANADA LLC

/s/ Stephen Sernett		/s/ Stephen Sernett

Name:	Stephen Sernett	Name:	Stephen Sernett

Title:	Vice President and Associate General Counsel	Title:	Manager

Date:	September 20, 2016	Date:	September 20, 2016

Exhibit A

Domain Names

blingyourbff.com	clairesstores.info
claires.adult	clairesstores.us
claires.biz	clairestores.biz
claires.blackfriday	clairestores.com
claires.boutique	clairestores.info
claires.career	clairestores.us
claires.careers	icing.biz
claires.com	icing.blackfriday
claires.info	icing.boutique
claires.jobs	icing.career
claires.marketing	icing.careers
claires.net	icing.com
claires.org	icing.fashion
claires.porn	icing.info
claires.social	icing.marketing
claires.us	icing.social
claires.xxx (blocked)	icing.us
clairesaccessories.biz	icing.xxx (blocked)
clairesaccessories.com	icingbyclaires.com
clairesaccessories.info	icingice.com
clairesaccessories.us	icings.biz
clairesboutique.biz	icings.info
clairesboutique.info	icings.us
clairesboutique.us	itsatclaires.com
clairesboutiques.biz	secretsantacircle.com
clairesboutiques.com	theicing.biz
clairesboutiques.info	theicing.com
clairesboutiques.us	theicing.info
clairescareers.com	theicing.net
clairesclub.com	theicing.org
clairescorp.com	theicing.us
clairescorporation.com
clairesglobalstyle.com
clairesglobalstyles.com
clairesinc.com
clairesint.com
clairesmail.com
clairesmail.net
clairesmail.org
clairespromstyle.com
clairesretail.com
clairessa.com
clairesstores.biz

US Claire’s Marks

Country	Trademark	Status	App. No.	App. Date	Reg. No.	Reg. Date	Class/Goods
United States of America	…IT’S AT CLAIRE’S	Registered	77/883682	01-Dec-2009	3817929	13-Jul-2010	35 Int. Retail store services featuring jewelry, clothing, cosmetics, toiletries, hair goods and accessories, namely, hand bags, shoes, hats, belts, wallets, eyeglass cases, key chains, jewelry boxes, desk accessories, cell phone accessories, pet accessories

United States of America	CLAIRE’S	Registered	78/975449	04-Nov-2003	2908859	07-Dec-2004	16 Int. Stationary, notebooks, address books, diaries, temporary tattoos, photo albums.

United States of America	CLAIRE’S	Registered	78/975445	31-Jul-2002	2951866	17-May-2005	03 Int. Cosmetics, namely lip gloss wands, lipstick, hair dyes, blush, antiperspirants, perfume balm, powder having reflective qualities for topical application to the skin or hair for cosmetic purposes, bath and body gels, bath and body lotions, nail polish, hair lotions.

United States of America	CLAIRE’S	Registered	74/517854	28-Apr-1994	1925359	10-Oct-1995	14 Int. Jewelry, namely earrings, necklaces, rings, bracelets, ornamental pins, and hair ornaments.

United States of America	CLAIRE’S	Registered	74/517853	28-Apr-1994	1890335	18-Apr-1995	42 Int. Retail store services featuring ladies’ clothing accessories and jewelry.

United States of America	CLAIRE’S	Registered	78/975454	31-Jul-2002	2925470	08-Feb-2005	25 Int. Clothing, namely socks, hats, gloves, shirts.

United States of America	CLAIRE’S	Registered	78/975452	31-Jul-2002	2967212	12-Jul-2005	20 Int. Containers made primarily of plastic for holding trinkets and coins.

United States of America	CLAIRE’S	Registered	74/518090	28-Apr-1994	1929317	24-Oct-1995	05 Int. Ear drops for application on pierced ears.

United States of America	CLAIRE’S	Registered	78/975382	01-Jul-2003	2974652	19-Jul-2005	35 Int. Issuing gift certificates which may be redeemed for goods.

United States of America	CLAIRE’S	Registered	78/589527	17-Mar-2005	3319826	23-Oct-2007	03 Int. Personal care items, namely, razors, razor blades, shaving creams and foams, depilatories, fragrance, toothpaste, tooth brushes, dental floss, tooth whitener, mouthwash, breath fresheners, and make-up remover cleansers.

United States of America	CLAIRE’S	Registered	78/149317	31-Jul-2002	3190839	02-Jan-2007	35 Int. retail store services dealing in notions, cosmetics, jewelry, stationery products, hair goods, clothing accessories and the like primarily for women and girls

United States of America	CLAIRE’S	Registered	78/975446	31-Jul-2002	2908857	07-Dec-2004	09 Int. Cell phone holders.

United States of America	CLAIRE’S	Registered	78/975448	31-Jul-2002	2996103	13-Sep-2005	14 Int. jewelry, belly chains, bracelets, toe rings, body clips, ear cuffs, earring holders.

United States of America	CLAIRE’S	Registered	78/975453	04-Nov-2003	2900024	02-Nov-2004	24 Int. Pillows, pillow cases.

United States of America	CLAIRE’S	Registered	78/269386	01-Jul-2003	2978984	26-Jul-2005	16 Int. stationery

United States of America	CLAIRE’S	Registered	74/512656	14-Apr-1994	1891172	25-Apr-1995	25 Int. Women’s stockings

United States of America	CLAIRE’S	Registered	78/975455	31-Jul-2002	2908861	07-Dec-2004	26 Int. Hair accessories, namely, barrettes, hair bows, hair ornaments, claw clips, head wraps.

United States of America	CLAIRE’S & CIRCLE A Design	Registered	76/064166	06-Jun-2000	2623039	24-Sep-2002	35 Int. Retail store services dealing in men and women’s jewelry, wallets, key chains, sunglasses, removable tattoos, hats, notions, clothing, women’s clothing, women’s clothing accessories, namely, handkerchiefs, scarves, jewelry, hair bands, hair goods, cosmetics, and perfumes.

United States of America	CLAIRE’S ACCESSORIES	Registered	74/619578	10-Jan-1995	1956047	13-Feb-1996	42 Int. Retail store services featuring ladies accessories.

United States of America	CLAIRE’S ACCESSORIES	Registered	74/586876	18-Oct-1994	1946557	09-Jan-1996	42 Int. Retail store services featuring ladies clothing accessories and jewelry.

United States of America	CLAIRE’S ACCESSORIES & CIRCLE A Design	Registered	75/331385	28-Jul-1997	2294937	30-Nov-1999	35 Int. Retail store services dealing with men’s and women’s jewelry, wallets, key chains, sunglasses, removable tattoos, hats, notions, clothing including women’s clothing, perfumes, hair goods and handkerchiefs.

United States of America	CLAIRE’S BOUTIQUES & Design	Registered	73/653581	06-Apr-1987	1514045	22-Nov-1988	42 Int. Retail store services for the sale of lady accessories.

United States of America	CLAIRE’S CLUB	Registered	78/975466	09-Oct-2002	2908866	07-Dec-2004	18 Int. Bags, namely, backpacks, tote bags and wallets.

United States of America	CLAIRE’S CLUB	Registered	78/975462	09-Oct-2002	2908863	07-Dec-2004	09 Int. Sunglasses; telephones.

United States of America	CLAIRE’S CLUB	Registered	78/975461	09-Oct-2002	2908862	07-Dec-2004	03 Int. Cosmetics.

United States of America	CLAIRE’S CLUB	Registered	78/172438	09-Oct-2002	2908191	07-Dec-2004	26 Int. hair goods, namely, clips, hair bows, ponytail twisters, hair bands, hair claws, snap clips, snap tops, salon clips, bobby pins; artificial flower bridal bouquets

United States of America	CLAIRE’S CLUB	Registered	78/554003	26-Jan-2005	3343775	27-Nov-2007	35 Int. Retail services featuring notions, cosmetics, jewelry, hair care products, hair goods, clothing and accessories, toiletry products, jewelry, stationery products, automobile accessories, removable tattoos, pillows, pillow cases, cell phone holders, furniture accessories, inflatable furniture, incense, incense holders, incense sticks and cones, candles, containers for trinkets and coins, toys, bags, wallets, key chains, sunglasses, stockings, personal care items

United States of America	CLAIRE’S CLUB	Registered	78/975464	09-Oct-2002	2908865	07-Dec-2004	14 Int. Tiaras, jewelry, earrings, necklaces, bracelets, and bracelets, necklaces and earrings sold in combination.

United States of America	CLAIRE’S CLUB	Registered	78/975469	09-Oct-2002	2908868	07-Dec-2004	25 Int. Hair goods, namely, bridal veils, floral head wreaths, headbands, head wraps, head scarves; apparel, namely, gloves, boas, footwear; slippers; flip flops; dress up shoes; dresses, capes, baseball hats and caps, visors, cowboy hats, socks belts.

United States of America	CLAIRE’S ETC.	Registered	75/057738	14-Feb-1996	2065959	27-May-1997	42 Int. Retail store services dealing in men’s and women’s jewelry, wallets, key chains, sunglasses, removable tatoos, hats, notions, clothing, women’s clothing and accessories, perfumes, hair goods, and handkerchiefs.

United States of America	CLAIRE’S ETC.	Registered	75/079178	27-Mar-1996	2064149	20-May-1997	42 Int. Retail store services dealing in men’s and women’s jewelry, wallets, key chains, sunglasses, removable tattoos, hats, notions, clothing, women’s clothing and accessories, perfumes, hair goods, and handkerchiefs.

United States of America	CLAIRE’S Logo	Registered	77/560510	02-Sep-2008	3602239	07-Apr-2009	35 Int. Retail store services featuring clothing, accessories and jewelry.

United States of America	CLAIRE’S OUTLET	Registered	85/872707	11-Mar-2013	4610591	23-Sep-2014	35 Int. Retail store services featuring jewelry, notions, cosmetics, hair goods, clothing accessories, stationery products and the like

United States of America	SECRET SANTA CIRCLE	Registered	85/173806	10-Nov-2010	4005371	02-Aug-2011	35 Int. Providing online retail store services featuring clothing and fashion accessories via a website that has a specific feature that allows users to give and receive purchases through anonymous gift exchanges

United States of America	SENSITIVE SOLUTIONS	Registered	74/646373	13-Mar-1995	1951435	23-Jan-1996	14 Int. Jewelry.

United States of America	ICING BY CLAIRE’S	Registered	78/618255	04-Apr-2005	3050863	01-Jan-2006	35 Int. Retail store services dealing in women’s clothing and accessories

US Icing Marks

Country	Trademark	Status	App. No.	App. Date	Reg. No.	Reg. Date	Class/Goods
United States of America	ICING	Registered	77/473939	14-May-2008	3743653	02-Feb-2010

03 Int. Cosmetics, namely, nail polish, lip color, lip gloss, foundation, blush, eyeliner, cosmetic pencils, eye shadow, mascara, face powders, bronzers; fragrances, all sold exclusively in Icing by Claire’s stores

09 Int. Sunglasses; cellular phone cases.

14 Int. Jewelry, namely, earrings; necklaces; bracelets; rings; ornamental pins; watches; charms; jewelry cases.

18 Int. for Clutch purses; cosmetic cases sold empty; handbags, key cases; purses; shoulder bags; coin purses; leather key chains; imitation leather key chains; wallets.

20 Int. Picture frames; non-metal and non-leather key-chains

25 Int. Clothing, namely socks, hats, gloves, shirts; footwear; head scarves

26 Int. Hair accessories, namely, barrettes, hair bows, hair ornaments, hair ornaments in the nature of hair wraps, hair pins, hair clips

35 Int. Retail store services featuring jewelry, women’s clothing, purses, accessories, footwear, cosmetics, picture frames

United States of America	ICING OUTLET	Registered	85/872705	11-Mar-2013	4544654	03-Jun-2014	35 Int. Retail store services featuring jewelry, notions, cosmetics, hair accessories, clothing accessories, and stationery products.

Country	Trademark	Status	App. No.	App. Date	Reg. No.	Reg. Date	Class/Goods
United States of America	ICING STYLIZED	Registered	85/831738	24-Jan-2013	4610511	23-Sep-2014

03 Int. Soap; bath lotions; cleaning preparations, excluding hair care preparations; shoe cream; leather cleaning preparations; emery paper; pumice stones for personal use; perfumery; cosmetics; cosmetics kits and make-up kits comprised of lipstick, lip gloss, lip liner, eye shadow, makeup palettes, eyeliner, blush, face powder and foundations; makeup; non-medicated toiletries; perfumes; lipstick; lip gloss; nail polish; rouge; depilatories; shaving preparations; make-up removal preparations; antiperspirants; incense; air fragrancing preparations; powder having reflective qualities for topical application to the skin or hair for cosmetic purposes; nail stickers

09 Int. Sunglasses; telephones; compact discs and optical discs featuring music and music videos; cell phone straps; telephone covers not made of paper; cell phone holders; DVDs featuring music and music videos.

14 Int. Jewelry, rings, necklaces, bracelets, earrings, tiaras, belly chains, toe rings, body clips, ear cuffs, earring holders, ornamental pins; jewelry brooches.

16 Int. Instructional books relating to hairstyling, personal accessories, fashions and clothing fashions.

18 Int. Handbags; purses; wallets; backpacks; school bags; reusable shopping bags; umbrellas; key cases; vanity cases, not fitted.

21 Int. Hair brushes; combs; large tooth hair combs; mugs, not of precious metal; drinking glasses; beverage glassware for daily use, including cups as well as plates, pots and glass jars; sponges for household purposes; candlesticks;

Country	Trademark	Status	App. No.	App. Date	Reg. No.	Reg. Date	Class/Goods

cosmetic brushes; applicator sticks for applying make-up; wands for applying lip gloss; china ornaments; baskets for domestic use, not of metal; water bottles sold empty; pottery, namely, mugs and bowls; candle holders; incense holders in the nature of incense burners.

25 Int. Clothing, namely, shirts, pants, coats, dresses and pajamas; bathing suits; rainwear; gymnastic shoes; footwear, headwear; stockings; gloves; scarves; belts; sashes.

26 Int. Hair ornaments, brooches for clothing, belt buckles, buttons, hair curlers, other than hand implements, lace and embroidery, ribbons, barrettes, hair bows, hair pins, claw clips, hair ornaments in the nature of hair wraps.

28 Int. Toy animals; board games; dolls; plush toys.

35 Int. Retail store services featuring jewelry, notions, cosmetics, hair accessories, clothing accessories and stationery products.

United States of America	THE ICING	Registered	73/642264	20-Feb-1987	1466727	24-Nov-1987	42 Int. Retail clothing and clothing accessory store services.

United States of America	THE ICING	Registered	77/329699	14-Nov-2007	3461876	08-Jul-2008	35 Int. Retail store services featuring clothing, accessories and jewelry.

United States of America	THE ICING ACCESSORIES & Design	Registered	75/201596	21-Nov-1996	2234841	23-Mar-1999	35 Int. Retail store services featuring jewelry, women’s clothing and accessories.

Exhibit B

Mobile Application Agreement

[Attached]

PREDICTSPRING, INC.

CUSTOMER AGREEMENT

Customer: CBI Distributing Corp.	Customer: CBI Distributing Corp.	PredictSpring Inc
	Contact: Brian Thompson Address: 2400 W. Central Rd, Hoffman Estates, IL 60192	Contact: Nitin Mangtani Address: 447 Rinconada Court Los Altos, CA 94022
	Phone: 847.765.1470	Phone: 650-917-9052
	Fax: 847-765-7221	Fax:
	E-Mail: brian.thompson@claires.com	E-Mail; nitm@predictspring.com

Fees:

•	For up to 100,000 app installs across Android and iPhone smart phones, if Customer opts to pay on a monthly basis the fee is $5,000 per month (the “Monthly Payment Option”), and if Customer opts to pay as a one-time upfront payment the total annual fee will be reduced to $50,000 (the “One Time Payment Option”).

•	For the Monthly Payment Option, payment is $5000 per month, invoiced for each month on the 7th day of that month.

•	For the One Time Payment Option, payment is $50,000 invoiced upon Ml execution of this Agreement

•	Customer’s Selected Option (Customer to check one of the following):

☐ Monthly Payment Option

☒ One Time Payment Option

•	After the Initial Term (as defined below) Customer’s selected billing/payment option shall always default to the Monthly Payment Option unless or until Customer provides written notice selecting the One Time Payment Option, and at that point the payment of $50,000 will be invoiced for the twelve (12) months beginning on the first day of the calendar month immediately following PredictSpring’s receipt of Customer’s notice.

Term:

•	One (1) year from the Effective Date (“Initial Term”), with cancellation any time after the Initial Term by either party with at least thirty (30) days prior written notice to the other party.

This Customer Agreement (“Agreement”) is entered into by and between PredictSpring, Inc. (“PredictSpring”) and the Customer listed above (“Customer”). This Agreement and the Terms and Conditions attached hereto set forth the entire understanding of the parties with respect to the subject matter described herein and constitutes the entire agreement between the parties, which shall be effective as of 4/6, 2015 (“Effective Date”). There shall be no force or effect to any different terms of any related purchase order or similar form even if signed by the parties after the date hereof.

CBI Distributing Corp.		PredictSpring, Inc.

By:	/s/ Brin Thompson	By:	/s/ Nitin Mangtani
Name:	Brin Thompson	Name:	Nitin Mangtani
Title:	Group Director Digital	Title:	CEO

TERMS AND CONDITIONS

1. Services.

1.1 Subject to the terms and conditions of this Agreement, PredictSpring will provide Customer with access to its mobile commerce platform that provides (1) mobile application development and publishing services (the “Development Services”) for Customer to build native iOS and Android applications (“Applications”) and (2) hosting and support services for Application deployment described in Exhibit B (the “Subscription Services”) (the Development Services together with the Platform (defined below) and Subscription Services, the “Service(s)”). PredictSpring’s mobile commerce platform described in this section shall be referred to as the “Platform.”

1.2 Customer will cooperate with PredictSpring in connection with the performance of this Agreement by making available such personnel and information as may be reasonably required by PredictSpring in providing the Services. Each party understands that the other party’s performance is dependent in part on its actions. Accordingly, each party will timely provide the other party with necessary items and assistance in connection with performance required under this Agreement. PredictSpring shall determine the time, place, methods, details and means of performing the Services, provided no such decision will relieve PredictSpring in any way of its obligation to perform Services in accordance with this Agreement. Customer will also cooperate with PredictSpring in establishing a password or other procedures for verifying that only designated employees of Customer have access to any administrative functions of the Services. Customer will be responsible for maintaining the security of Customer’s account with PredictSpring, passwords (including administrative and user passwords) and files, and for all uses of Customer’s account, in accordance with Customer’s standard practices in use for its own security related responsibilities outside of this Agreement. Customer shall not share with any third party any such account or password without the prior written consent of PredictSpring.

Service Level Agreement. PredictSpring will use commercially reasonable efforts to make the Subscription Services available in accordance with the Service Level Agreement attached hereto as Exhibit A. Customer’s remedies for failure to meet the SLA are set forth in Exhibit A.

2. Customer Obligations.

2.1 Customer hereby authorizes and grants PredictSpring a right and license to, according to Customer’s specific instructions, (i) submit its Application on Customer’s behalf to the applicable third party platform (“3rd Party Platform”), (ii) upgrade or update its Platform resource files, to the extent such upgrade or update is applicable and/or required or as otherwise permitted by this Agreement (such upgrades or updates to be referred to as the “Upgrades”), and (iii) remove an Application from the 3rd Party Platform. Customer acknowledges and agrees that PredictSpring cannot guarantee the acceptance of an Application by any 3rd Party Platform. Customer is responsible for complying with all applicable terms of use, standards or guidelines of all applicable 3rd Party Platforms (“Platform Guidelines”). Notwithstanding anything otherwise written, all Upgrades will be provided at no additional charge to Customer.

2.2 Customer may not knowingly provide to any person or export or re-export or allow the export or re-export of the Services or anything related thereto or any direct product thereof in violation of any applicable laws or regulations. Customer’s use of the Services and all Customer Content (as defined below) will comply with all applicable laws and regulations. PredictSpring will have no responsibility and will not be liable for Customer or its end users’ use of the Services in violation of the foregoing. Customer is and will be at all times responsible for all distribution channels and other methods of offering Applications to end users. PredictSpring will not publish any Application which violates any applicable law or Platform Guideline.

3. Confidentiality: Restrictions. Each party (the “Receiving Party”) understands that the other party (the “Disclosing Party”) has disclosed or may disclose business, technical or financial information relating to the Disclosing Party’s business (hereinafter referred to as “Proprietary Information” of the Disclosing Party). The Receiving Party agrees: (i) to take reasonable precautions to protect such Proprietary Information, and (ii) not to use (except as expressly permitted herein) or divulge to any third person any such Proprietary Information. The Disclosing Party agrees that the foregoing shall not apply with respect to any information after two (2) years (except that in the case of trade secrets, the confidentiality obligations will continue until such information is no longer considered a trade secret) following the disclosure thereof or any information that the Receiving Party can document (a) is or becomes generally available to the public, or (b) was in its possession or known by it prior to receipt from the Disclosing Party, or (c) was rightfully disclosed to it without restriction by a third party, or (d) was independently developed without use of any Proprietary Information of the Disclosing Party or (e) is required by law. Further, except as expressly authorized by PredictSpring, Customer will not, and will not permit any third party to reverse engineer or otherwise attempt to discover the source code or underlying structure or algorithms of the Services, including the Applications (except to the extent such restrictions are contrary to applicable law), modify or create derivative works based on the Services, or otherwise use the Services outside of the scope permitted under this Agreement.

4. Intellectual Property Rights.

4.1 PredictSpring owns and will retain all right, title and interest in and to the Services, including PredictSpring’s Platform, mobile workbench, and Applications. No rights are granted to the Customer hereunder other than as expressly set forth herein. As between the parties, Customer Content (as defined below) will be owned by Customer. Customer will be solely responsible for the accuracy, quality, integrity and legality of Customer Content. Customer hereby grants to PredictSpring a limited, non-exclusive, worldwide license to use, reproduce, create derivative works of distribute, publicly perform and display Customer Content solely to provide the Services to Customer. “Customer Content” means any information, data, graphics, content and other materials provided or made available to PredictSpring by Customer or Customer’s end users in the course of receiving or using Services.

4.2 PredictSpring shall have the right to collect and analyze data and other information relating to the use and performance of various aspects of the Services and related systems and technologies and PredictSpring will be free to (i) use such information and data (during and after the term hereof) to improve and enhance the Services and for other development, diagnostic and corrective purposes in connection with the Services and other PredictSpring offerings, and (ii) use and disclose such data in aggregate or other anonymous and de-identified form for marketing purposes and otherwise in connection with its business. Further, if you provide PredictSpring any feedback, ideas, concepts or suggestions about PredictSpring’s Services, business, technology or Confidential

Information (“Feedback”), you grant PredictSpring, without charge, the fully paid-up, irrevocable right and license to use, share, commercialize and otherwise fully exercise and exploit your Feedback and all related rights (and to allow others to do so) in any way and for any purpose. These rights survive termination of this Agreement in perpetuity.

5. Payment of Fees. Customer will pay PredictSpring the Fees set forth in this Agreement. Payment will be due within thirty (30) days of Customer’s receipt of a valid invoice. Unpaid Fees are subject to a finance charge of one percent (1.0%) per month, or the maximum permitted by law, whichever is lower, if such unpaid Fees remain open at least fifteen (15) days after PredictSpring’s express written notice to Customer regarding such unpaid fees. Further, if Customer has not paid any unpaid Fees within fifteen (15) days of PredictSpring’s express written notice, PredictSpring may restrict or suspend Customer’s access to the Services until the time Customer’s payment for unpaid Fees is received. Customer is solely responsible for collecting and paying any fees associated with transactions between Customer’s end users and Customer.

6. Termination. Either party may terminate this Agreement upon written notice to the other party if the other party materially breaches this Agreement and does not cure such breach within thirty (30) days after receiving written notice of such breach. Either party may terminate this Agreement, upon written notice, (i) upon the institution by or against the other party of insolvency, receivership or bankruptcy proceedings, (ii) upon the other party’s making an assignment for the benefit of creditors, or (iii) upon the other party’s dissolution or ceasing to do business. Termination or expiration of this Agreement shall not affect any rights or obligations of the parties, including the payment of amounts due, which have accrued up to the date of such termination or expiration. All fees are no-refundable except as expressly stated herein. Upon termination or expiration of this Agreement, the provisions of Sections 4, 4, 6, 8, 9, and 10 shall survive and shall continue in full force and effect in accordance with their terms. Notwithstanding any other provision of this Agreement, if Monthly Uptime Percentage (as defined in Exhibit A) for any month of this Agreement is lower than 95% percent (95%), that qualifies as a material breach hereunder, and if such breach leads to Customer’s termination of this Agreement in accordance with this Section 6, PredictSpring will refund any amount paid by Customer covering any time after such termination date.

7. Warranties: Disclaimer.

7.1 Each party represents and warrants that: (a) any and all activities it undertakes in connection with this Agreement shall be performed in compliance with all applicable laws and regulations, including, without limitation, data privacy laws and regulations; and (b) their materials provided or included as part of the Services does not infringe any third party intellectual property right.

7.2 PREDICTSPRING MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND INCLUDING, WITHOUT LIMITATION, WARRANTIES OF TITLE OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES. EXCEPT AS OTHERWISE STATED IN THIS AGREEMENT PREDICTSPRING DOES NOT WARRANT THAT THE SERVICES WILL MEET CUSTOMER’S REQUIREMENTS OR THAT PERFORMANCE OF THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE INCLUDING ANY ERRORS OR OMISSIONS IN THE SEARCH RESULTS OBTAINED THROUGH USE OF THE SERVICES.

8. Limitation of Liability. EXCEPT FOR BREACH OF SECTIONS 3 (CONFIDENTIALITY) OR 4.1 (INTELLECTUAL PROPERTY RIGHTS), IN NO EVENT WILL EITHER PARTY BE LIABLE FOR (A) ANY INDIRECT, PUNITIVE, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE DELAY OR INABILITY TO USE THE SERVICES (INCLUDING LOST PROFITS) OR (B) ANY OTHER DAMAGES IN EXCESS OF TEN THOUSAND DOLLARS ($10,000), IN EACH CASE WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF DAMAGES. THE FOREGOING LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY AND TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, BUT IN NO WAY WILL APPLY TO ANY INJURY OR DEATH TO ANY PERSON OR DAMAGE TO ANY PROPERTY CAUSED BY GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

9. Publicity. PredictSpring may use Customer’s name and logo on PredictSpring’s website and marketing materials to identify Customer as a customer of PredictSpring. PredictSpring may issue a press release regarding this Agreement and the relationship between the parties, subject to Customer’s prior approval (not to be unreasonably withheld).

10. Indemnification.

10.1 PredictSpring agrees to indemnify, defend, and hold harmless Customer against any liabilities, damages and costs (including reasonable attorneys’ fees) payable to a third party arising out of a third party claim alleging that the Application as provided by PredictSpring (excluding any Customer Content) infringe any third party intellectual property right.

10.2 Notwithstanding the foregoing, PredictSpring will have no obligation under this section or otherwise with respect to any infringement claim to the extent based upon (i) any unauthorized use, reproduction, or distribution of the Application or any breach of this Agreement by Customer, (ii) any combination of the Application with other products, equipment, software, uses or data not supplied, authorized or recommended by PredictSpring, (iii) any modification of the Application by any person other than PredictSpring or its authorized agents or contractors or (iv) any activity after PredictSpring has provided Customer with a work around or modification that would have avoided such issue without materially adversely affecting the functionality or availability of the Application. If PredictSpring reasonably believes that all or any portion of the Application, or the use thereof, is likely to become the subject of any infringement claim, suit or proceeding, PredictSpring will procure, at PredictSpring’s expense, for Customer the right to continue using the Services in accordance with the terms hereof, replace or modify the allegedly infringing Application to make it non-infringing, or, in the event the preceding is infeasible or not commercially practicable, PredictSpring may, in its sole discretion, terminate this Agreement upon written notice to Customer and refund to Customer any prepaid amounts for unused services related to the Application.

10.3 Customer agrees to indemnify, defend, and hold harmless PredictSpring against any liabilities, damages and costs (including reasonable attorneys’ fees) payable to a third party arising in connection with any claim or action that arises from Customer’s alleged violation of any applicable law, regulation or Platform Guideline, or otherwise from Customer’s use of Services.

10.4 Each party’s indemnification obligations are conditioned on the party seeking indemnity providing the other party with (i) prompt written notice of any claim, (ii) sole control over defense and settlement of the claim, and (ii) reasonable assistance with defense and settlement. The indemnifying party shall not enter into any settlement or compromise of any claim without the indemnified party’s prior written consent, which shall not be unreasonably withheld, unless the settlement resolves such claim without liability or impairment to the indemnified party or its rights.

11. General. For all purposes under this Agreement each party shall be and act as an independent contractor and shall not bind nor attempt to bind the other to any contract. PredictSpring will be solely responsible for its income taxes in connection with this Agreement and Customer will be responsible for sales, use and similar taxes, if any. PredictSpring will be responsible for performance of its agents and subcontractors under this Agreement. This Agreement and any dispute arising hereunder shall be governed by the laws of the State of California, without regard to the conflicts of law provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees. Without limiting anything herein, and except for payment obligations, neither party shall have any liability for any failure or delay resulting from any condition beyond the reasonable control of such party, including but not limited to governmental action or acts of terrorism, earthquake or other acts of God, labor conditions and power failures. Neither party shall have the right to assign this Agreement, except that either party may assign its rights and obligations without consent to a successor to substantially all its relevant assets or business. No waiver, change, or modification to this Agreement will be effective unless in writing signed by both parties. Any notices in connection with this Agreement will be in writing and sent by, email, first class US mail, confirmed facsimile or major overnight delivery courier service, all to the address specified on the cover sheet of this Agreement or such other address as may be properly specified by written notice hereunder. The parties agree that this Agreement may be signed by manual or facsimile signatures and in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated so that this Agreement shall otherwise remain in full force and effect and enforceable.

EXHIBIT A

PredictSpring, Inc. Subscription Service Level Agreement

Subscription Service SLA. During the term of the Agreement the Platform will be operational and available to Customer’s end users at least 99.9% of the time in any calendar month (the “SLA”). If PredictSpring does not meet the SLA, and if Customer meets its obligations under this SLA and the Agreement, Customer will be eligible to receive the Service Credits described below. This Exhibit A states Customer’s sole and exclusive remedy for any failure by PredictSpring to meet the SLA.

Definitions. The following definitions shall apply to the SLA.

•	“Downtime” means, for a mobile application, if there is more than a five percent User Error Rate (as defined below). Downtime is measured based on server side error rate.

•	“Monthly Uptime Percentage” means total number of minutes in a calendar month minus the number of minutes of Downtime suffered in a calendar month, divided by the total number of minutes in a calendar month.

•	“User Error Rate” means the number of instances of failure to make requests from the Application to PredictSpring’s backend cloud services, divided by the number of requests made in any given month, provided that the foregoing shall not include failures related to cellular connection or any failure caused by cellular networks, including timing out.

•	“Service Credit” means the following:

Monthly Uptime Percentage	Monetary credit equal to the value of days of service (calculated by dividing the monthly Fee by 30) applied to the next month’s invoice
<99.0% - > = 97.0%	1
<97.0% - > = 95.0%	3
<95.0%	5

Customer Must Request Service Credit. In order to receive any of the Service Credits described above, Customer must notify PredictSpring within thirty (30) days from the time Customer becomes eligible to receive a Service Credit. Failure to comply with this requirement will forfeit Customer’s right to receive a Service Credit.

Maximum Subscription Service Credit. The aggregate maximum number of Service Credits to be issued by PredictSpring to Customer for all Downtime that occurs in a single calendar month shall not exceed fifteen (15) days of the Subscription Service added to the end of the Initial Term or any subsequent twelve (12) month time period thereafter for the Subscription Service (or the value of fifteen (15) days of service in the form of a monetary credit if Customer has then cunently opted for the Monthly Billing Option). Service Credits may not be exchanged for, or converted to, monetary amounts, except when Customer has opted for the Monthly Billing Option.

SLA Exclusions. The SLA does not apply for any performance issues: (i) caused by factors described in the “Force Majeure” section of the Agreement; or (ii) that resulted from Customer’s equipment or Customer’s third party equipment, or both (not within the primary control of PredictSpring).

EXHIBIT B

PredictSpring, Inc. Subscriptions Services

Major features provided by PredictSpring Mobile platform. These features are dependent on customer providing appropriate access to APIs and data.

1.	Instant Search: Consumers can search for products by just entering a single character, as they enter more characters, search results change instantly in mobile app

2.	Merchandized Layouts: Customize individual layouts with products, promotions, videos and images

3.	UI Customization: Customize Fonts, Button Colors, Price Text Color, Cell Borders and Layouts Backgrounds

4.	Advanced Facet Settings: Define what attributes users can do faceted searches and buckets for pricing

5.	Store Locator: Search for stores using GPS, ZipCode or City

6.	Push Notifications: Ability to send push notifications to any of the users who have opted for notifications

7.	Automatic Product Feed: Automatically push product feed to PredictSpring on daily basis

8.	Barcode Scanning: Allow users to scan barcode in-store and see the product details on the mobile app

9.	Facebook Login and WishList: Login with Facebook account manage WishList of items

10.	Menu Customization: Customize Hamburger menu and items you like to be listed in the menu

11.	Google Analytics: Integration with GA to view usage and analytics

12.	BazaarVoice - Ratings and Reviews: Support for ratings and reviews in product detail page

Additional Support Services

1.	Standard (non severe) issues: For standard support requests, Customer can email to the below address to file a support ticket:

support@predictspring.zendesk.com

The hours during which PredictSpring will respond to emailed support tickets are:

Mon - Fri 9AM - 5PM Pacific time

PredictSpring’s response time goal is to respond within twenty four (24) hours or receipt.

2.	Severe issues (app is crashing and there is downtime from PredictSpring’s backend server): Customer can call PredictSpring’s support hotline at:

1-866-565-0251

(Ext#2, or Dial 0 for operator)

PREDICTSPRING, INC.

ADDENDUM TO CUSTOMER AGREEMENT

Customer: CBI Distributing Corp	Contact: James Spencer

Address:	Phone:

E-Mail: jamcs.Spencer@claires.com

Terms and Fees:

•	$60,000 for up to 200,000 app installs across Android and iPhone devices.

•	1 Year Term from Effective Date

•	Platform support for premium features: Instagram Shop-the-Look, Geofencing.

•	Payment of $60,000 shall be made within 30 days of signing this agreement.

This Addendum to Customer Agreement (“Addendum”) is made by and between PredictSpring, Inc. (“PredictSpring”) and CBI Distributing Corp (“Customer”).

This Agreement and the Terms and Conditions are based on the Master Customer Agreement signed between PredictSpring and Customer as parties on April 6th, 2015.

This Agreement shall be effective as of March 31st, 2016 (“Effective Date”). There shall be no force or effect to any different terms of any related purchase order or similar form even if signed by the parties after the date hereof.

CBI Distributing Corp		PredictSpring, Inc.

By:	/s/ James Spencer	By:	/s/ Nitin Mangtani
Name: James Spencer Title: Director of Development		Name: Nitin Mangtani Title: CEO